EXHIBIT 10.1

PEAK BIO, INC.

April 5, 2023

Dr. Hoyoung Huh

Re:    Debt Conversion in Future Qualified Financings

Dr. Huh:

Reference is made to the fact that you are the founder of Peak Bio, Inc. (the “Company”), you are a member of the board of directors of the Company, and you are the holder of approximately 34% of the outstanding shares of the common stock of the Company. Further, this will confirm that the Company owes you and your controlled affiliate, Hannol Ventures LLC (“Hannol Ventures”), in aggregate outstanding indebtedness of $2,031,034 (the “Huh-Related Debt”).

This letter confirms your agreement with the Company, that you on behalf of yourself and Hannol Ventures, will convert a pro rata portion of the Huh-Related Debt into securities issued by the Company in future Qualified Financings (as defined below) determined by multiplying (i) 34% times (ii) the sum of (x) the new capital raised in the Qualified Financing plus (y) the amount of Huh-Related Debt converted (the “Pro Rata Portion”) as follows:

For a period of 180 days following the date hereof, for each transaction or series of related transactions in which the Company issues and sells either equity or debt securities (excluding financings mutually agreed in writing to be excluded and excluding financings completed in connection with the Company’s Common Stock Purchase Agreement with White Lion Capital, LLC dated November 3, 2022, as amended on March 13, 2023) in which a minimum of $1 million of new capital is raised by the Company (each, a “Qualified Financing”), you will convert (and you will cause Hannol Ventures to convert, as applicable) the Pro Rata Portion of the Huh-Related Debt (but not to exceed the total amount of the Huh-Related Debt during such 180-day period) into the same securities and on the same terms as are agreed to by the Company and the other investors in such Qualified Financings.

Please indicate your agreement to the foregoing by signing in the space provided below.

Very truly yours, /s/ Stephen LaMond Stephen LaMond Interim CEO and COO	Agreed and Accepted: /s/ Hoyoung Huh Hoyoung Huh, M.D., Ph.D.